Filed Pursuant to Rule 424(b)(3)
Registration No. 333-256633

PROSPECTUS SUPPLEMENT NO. 1
(to prospectus dated April 8, 2022)

152,276,690 Common Shares

This prospectus supplement amends and supplements the prospectus dated April 8, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-256633) as amended by Post-Effective Amendment No.1 thereto. This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Report on Form 6-K, furnished to the Securities and Exchange Commission on May 3, 2022 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Lion’s common shares are listed on the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange (“TSX”) under the symbol “LEV”. On May 2, 2022, the last reported sale price of Lion’s common shares as reported on the NYSE was $6.21 per share.

Lion is a “foreign private issuer” under applicable Securities and Exchange Commission rules and an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, is subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 5 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities or Canadian securities regulator has approved or disapproved of the securities offered by this prospectus supplement or the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 3, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER
PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of May, 2022

Commission File No. 001-40387

THE LION ELECTRIC COMPANY
(Translation of registrant’s name into English)

921 chemin de la Rivière-du-Nord
Saint-Jérôme (Québec) J7Y 5G2
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three months ended March 31, 2022
99.2	Condensed Interim Consolidated Financial Statements for thee three months ended March 31, 2022
99.3	First Quarter Earnings Release Dated May 3, 2022
99.4	Certification of Interim Filing — CEO
99.5	Certification of Interim Filing — CFO

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE LION ELECTRIC COMPANY
Date: May 3, 2022	By:	/s/ Nicolas Brunet
	Name:	Nicolas Brunet
	Title:	Executive Vice President & Chief Financial Officer